Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
First Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
August 3, 2006; 10:00 a.m. CT

Participant 1: Just hopefully, Monty or Doug, you guys could give some more color regarding the CapEx calendar and some of the initiatives that you have moving forward with some of the recent acquisitions. In looking at the calendar, I noticed that you don’t have the Research Triangle Park or Crystal City and some of the Towne Place Suites, which we know you’ll be spending some capital over the next few years. So, I was hoping to get a sense of the timing of those renovations and potential impact.

Monty Bennett: You bet. I’ll touch on it, and I’ll ask Kimo (David Kimichik) to touch on it as well. Whenever we takeover an asset, we typically will implement a CapEx plan. And the timing of that plan usually gets done within the first 12 months; sometimes it might take a quarter or two after that.

When we do that, generally we just pick a time as to when we think it’s going to occur. And as we get in and we take over the property and understand the specific scope, we’ll revise our schedule as to when we think it’s really going to happen.

Regarding those properties that you mentioned, all of those will be taking place in 2007, probably in the first quarter, some roll over in the second quarter of 2007, is at least what we’re currently anticipating. And in fact, in our next earnings release we will lay out our anticipated renovations for 2007 to give you some color there. Kimo, do you have anymore comments?

David Kimichik: I think, just to add, that all of the projects you mentioned, should be done by the end of the second quarter in ’07.

Participant 1: That sounds great. Kimo, one question for you. Again, I think the detail in the supplemental is great. Regarding the margin impact, do you foresee property taxes going up across the portfolio? I know they’ve actually shown a decline on a percentage of revenue basis, but we’ve been hearing concerns about rising property taxes across some other peers. What is the outlook for your portfolio?

David Kimichik: At least historically, for the recent past, they’re going up at a rate of about 6 to 7% a year for the portfolio. It’s hard to predict the future, if it’s going to differentiate a whole lot from that. But I think it’s going to go up faster than inflation.

Monty Bennett: The reason it’s difficult to project is that it’s not like all of them go up by 6%. We’ll have one property that will double or triple, and the others won’t move at all. So it just kind of depends upon how many get reassessed. And since we’re buying or have bought all these properties with some jurisdictions that triggers a new valuation.

Participant 2: I just actually had a quick follow-up question on the CapEx program. Should we be anticipating any sort of significant business interruption from the additional hotels that will be under renovation in the second half? And then also, on the acquisition front, have you guys targeted any specific markets? And would you be able to provide any color on kind of the acquisition criteria?

Monty Bennett: Sure. I’ll touch on it; then see if Kimo or Doug have some additional questions. What we find as kind of the best indication of impact on margins is if you go back through our history of our properties under renovation, not under renovation, or operating profit margin and RevPAR growth, and we break those out versus how many properties we had under renovation during that quarter; that will give you an indication of the amount of impact.

For example, the RevPAR growth between all assets and those that are not under renovation were the closest together this quarter. One was 12% and one was 11%, or thereabouts. And the reason is because the number of assets we’ve got renovation at five is one of the lowest — relative lowest, if not the lowest we’ve had in some time. But as you look at our calendar, going through the second and third quarter, the number of those properties are picking up.

That being said, a lot of the properties being renovated in the last half of the year or rolling into the first part of next year are select service. And typically we find that those renovations are less — relatively less disruptive. So I would take those historical metrics and use it as a compass to evaluate what the impact might be for the next couple of quarters.

As far as acquisitions go, there are some markets we would like to be in. We would like to be in Chicago, for example, if we can. We would like, perhaps, some exposure to the Northeast and the Boston market, downtown perhaps. But we really do approach our acquisitions on an opportunistic basis. So while we might stretch a little bit more for one of those markets, it’s hard to make a sale happen where a seller doesn’t want to sell. So we remain pretty general in our approach on where we want to be. But we would like to have representation in those markets. Doug, Kimo, you guys want to comment?

Doug Kessler: I think that you also asked a question about our criteria. We still are using the same criteria we started off with when the
Company went public, which is generally underwriting our assets to between a 13 and 15% leveraged IRR. And that’s using pretty conservative assumptions at a time where there have been some very positive trends in the industry. We use, generally, market trend growth for RevPAR for the first couple of years, but then later in the cycle, in our modeling of the ownership of the hotel asset, we typically dial back the RevPAR growth to 3 to 4%, just to be conservative. And then our back-end exit assumptions, also conservative, are 150 basis points lighter than going in cap rate on average.

So when we acquire an asset, it’s with a great deal of confidence in its performance. And as Monty said, we still are yield-oriented with a focus on the capital appreciation opportunities as well. So while we can target certain markets, we won’t stretch just to be in a particular market.

Participant 3: A quick question for you. On the RevPAR growth, it looked like the Pacific region was relatively weak, and that Texas had pretty good year-over-year gains. I was wondering if maybe you could elaborate on that a little bit.

Monty Bennett: Sure. What we’re experiencing is exactly what you said. Texas, for the past quarter, and even this whole year, has just been very strong. It’s almost like Texas is starting to catch up with the rest of the country. In fact, even the whole middle part of the country has been relatively stronger than it has been in the past, which, again, is kind of a catching up.

So we are seeing that. We’re trying to put our finger exactly on why. For a while we thought that what was happening in Texas was maybe just some holdover of a Katrina effect, of people coming over from Louisiana. But those people are long gone and long moved out, and we’re still seeing this strong growth. So Texas is starting to catch up. Regarding Pacific, Kimo, why don’t you touch on that?

David Kimichik: Let me give you a little color on Texas, too. The numbers are skewed slightly because of the Fort Worth conversion that Monty mentioned, which was 66% year-over-year RevPAR growth. We converted that to a Hilton, and we do have a smaller room count there. So that skews the numbers a little bit for the Texas region.

In the specific — the real issue there on the growth is the Anaheim asset. That hotel in 2005 for the full year over 2004 had 25% RevPAR growth. That was Disney’s 50th anniversary of Disneyland. We had a phenomenal year last year; it’s just tough to top that. So the other assets that we have out there are performing pretty well. Anaheim asset is a large asset. And while we’re very happy with the current levels, it’s just not showing great growth because of the great year it had last year.

Participant 3: Super. Very helpful. Another quick question. On the seven hotels that you had earmarked for sale, I was wondering if you can maybe elaborate a little more on — it looked like they outperformed in the quarter. Maybe talk a little bit about that, and why some of your reasons for deciding to pull back on that sale.

Monty Bennett: We had initially targeted seven TownePlace suites to be sold. We marketed them, and in fact we received offers at our price level that we were looking for. But as time went on, we just continued to see strong growth in these assets, strong RevPAR growth and strong hotel operating profit growth.

The reason that we initially thought about selling them was a couple of reasons. One, they are stick construction, which in our view is not good for long long-term assets. And second, the TownePlace brand in Marriott is probably one of their weakest brands, although Marriott brands generally are very strong in our opinion. And because of that we initially targeted selling the portfolio. But as we gained experience with the assets and we saw their performance, we started to change our view on it. And the performance — Kimo, why don’t you read off the performance here recently.

David Kimichik: Year-to-date, the RevPAR for the assets is up 14% same period last year, and EBITDA is up over 28%. So as we got into the budgeting process in the last year and saw the strong growth that was being forecasted, I think we had a little bit of change of heart in terms of when we might ultimately sell the assets.

Monty Bennett: If we sold those assets today versus when we were planning on selling them, we think we could sell them for about 30%
more than we could have back then. The decision, at least so far, has been a good one, and we’re still evaluating it. We don’t think stick construction is something we want to hold for the long-term. We’ve made the decision to hold them over the mid-term because we have to invest 4 million CapEx into these assets. So after we invest it, we want the benefit of that to show up in the numbers. But we’ll keep evaluating it. And of course we’ll let everybody know if we decide to change our mind on that.

Doug Kessler: If I could also add something — although this is seven assets, it’s a relatively small percentage, obviously, of the
Company’s EBITDA. And if you look at this decision from a capital market standpoint, the cap rates for this type of product have remained fairly aggressive still. We’re not seeing any movement upward in terms of expansion of cap rates yet for this type of product. So while we’re getting the benefit of the improved performance, with the cap rate situation we think that we can drive some additional value out of the eventual sale of the portfolio.

And then finally, when we bought the portfolio, we put in place assumable financing at a very low interest rate that would accrue to the benefit of a potential buyer. So that only continues to improve from the standpoint as interest rates increase overall, and so the buyer of the portfolio would benefit from the high yield from the debt structure that we put in place.

Participant 4: Just a quick question on the mezz platform. Could you just comment on what you think — how big you guys can grow with the current resources at hand, and why it hasn’t grown faster yet. Do you think it’s because you’re being very selective on deals, or do you think there is not enough equity behind a lot of the deals that are being done recently at the pricing they’re being done at?

Monty Bennett: Our thoughts on the mezz platform is that, first, we’re very happy with the results we’ve been able to achieve. I think we quoted something like 13 or 14% unleveraged current returns on it. But we do — we do remain very selective on it. And at least here, over the short-term, we don’t see it growing as a percentage of our platform, or we don’t even know if it will keep up as a percentage of our platform. Because we see in general relatively better investments on the direct hotels platform.

The spreads for the mezz loans have compressed. We have to really work harder and longer to find the kind of yields that we like. Some deals that are getting out there are scary to us. These are loans being originated today that don’t have 1.0 trailing debt service coverage. Well, unless there’s a significant guarantee, we just won’t participate in those loans. We need the coverage. And of course we look at the sponsor, we look at the asset. So we are very careful. And so I’d say it’s probably a little bit of a couple of things you said. We just — it is our secondary strategy, it will be our secondary strategy, but it won’t be an [emphasis], and we just remain cautious.

Participant 4: I guess I’m just wondering why it’s a secondary strategy with such great returns, pretty decent coverage, and at a time when transaction volume is — has been at its peak. Assuming

you guys are focusing on all different pieces of the pie within your investment strategy, wouldn’t this be the time that mezz would be at its peak and decline as transaction volume trails off?

Monty Bennett: If we could find more deals like the deals we’ve done, we would do those deals. It’s just a lot of work to find the deals that we have done historically. And so unfortunately for us, it’s not something where we can just turn on the spigot; it takes a lot of work to find and source the kind of investments that we’re comfortable with. But like I said, if we could find more like the ones we’ve done, we would do more, because the immediate accretion on them is very strong.

Doug Kessler: The other thing that we look at is just the risk/reward trade-off. With the mezz loans, we in the past have been getting very, very high current yields. But obviously there’s no capital appreciation associated with that. As the spreads have compressed, we still can get relatively high yields, but they’re pretty consistent with kind of the stabilized yields on our direct investments. But yet we still can benefit on the direct hotel more from the capital appreciation.

I think that the overall lending terms also have become far more relaxed in the market, and what we’re seeing, as Monty mentioned, sub 1.0 debt service coverage, or transactions where there’s really no cash traps, we just want to be very careful. And the other thing that we’re seeing in terms of the transaction volume is you’re seeing a lot of people also cashing out big positions, where they bought a hotel or a portfolio a year and a half ago, and they’re refinancing out all their equity, so they have no skin in the game. And that’s something that while it’s just an event of the industry given where we are in the strong point of the cycle, we are just — we want to be careful about lending to those that don’t really have an equity interest still in the deal.

We’re going to be disciplined. If we still find high yields, you should see us do a few more deals. But we’re going to stick with our strategy here of trying to seek both capital appreciation and current yields.

Monty Bennett: Let me just add one more thing to that — is that where I could potentially see the percentage going up of our mezz deals is if there’s an event in the capital markets that really causes lenders to pull back — such as, heaven forbid, a 9/11 or an Asian financial crisis, where the capital markets start to dry up — what happens typically in those situations is you don’t see a lot of people selling properties because they can’t get full value because buyers can’t get financing. So the selling pace stops.

So on one hand we can’t — wouldn’t be able to buy very many properties. But on the other hand, people still need to refinance. And the terms of that really just become very favorable for a lender, since the capital markets are so tight. I think after 9/11, mezz deals were getting spreads around L plus 1500, and they were just really, really favorable. So maybe that — maybe some loans on developments, because we can get wider spreads there. But again, we just remain very, very cautious. So we’ll see.

Participant 5: Really one question relating to the Crystal City property. Can you comment at all on the market? I know you used the term dynamic, but I really know nothing about the market besides that. I’ve been there, but how has it done year-to-date? What’s the forecast? Is there any construction? That’s a pretty big asset for you guys.

Monty Bennett: It is a pretty big asset for us. Overall, the Washington D.C. market — its growth year-over-year has not been as strong as it has in the past, although this asset has been pretty strong. And we normally don’t give out stats on individual assets. But since this is one we just recently acquired, we pulled that data just in case. Kimo, I think you’ve got some of that information.

David Kimichik: The asset was budgeted to do an 8% year-over-year RevPAR growth. And through the first six months of the year, RevPAR is up 10% for that asset, which is a little bit better than the market, but pretty close to what the market is doing. So far that’s year-to-date through June.

Monty Bennett: That’s its immediate market — immediate competitive set.

Participant 5: Great. Any construction in that market? How are the barriers to entry?

Monty Bennett: The barriers to entry are tough in that Crystal City market. You may be aware that Vornadoe is doing some redevelopments there, adding apartments and retail, and on and on. I don’t think we’re aware of any new assets coming into the market. There’s a Westin, I believe, out 395 some direction, but that’s not competitive to this market. And in fact, there’s supply going out of the market with the other Marriott shutting down. So we project net supply is going in our direction.

Participant 6: Just a few things. First, a question with a little bit of an editorial point of view. Are we getting closer to the time when you guys think it would be appropriate to give guidance?

Monty Bennett: You know, we — we have a policy of no guidance. And as far as changing that, we don’t see changing that. We’ve got 10 of you guys out there, analysts, that do a great job in following the Company. And our platform is such that sometimes we want to jump out there and do a mezz loan versus a direct hotel investment. And referencing what [one of the participants] implied earlier is that the mezz loans are extremely accretive, while direct hotel investments short-term are not, but they’re accretive later on. And we can just see that cause a blip in our numbers this way or that. We just never want to be in a position where we don’t want to do a deal or we do a deal because of quarterly results. So we think you guys do a great job of forecasting, and so for right now we’re probably going to stay put.

Participant 6: Thanks for the compliment. A lot of young, acquisitive companies give sort of stable portfolio, or steady portfolio guidance, excluding any additional acquisitions or investments and the like. And that’s certainly something you guys could do. Clearly, you’re capable of forecasting better than we are.

Monty Bennett: We probably are. As far as stable portfolio guidance, we haven’t even discussed that potential internally. So we will discuss that and think about that as well.

Participant 6: Doug, I appreciate your comments on the pipeline. If I heard you correctly, you’re saying that your threshold, your return hurdles have not changed. What are you seeing in the market? Have the prices changed, either asking prices or where you think stuff is going to close?

Doug Kessler: I think we’re just beginning to see some push back on cap rates, so that we certainly feel that they’ve stabilized, and the market still remains fairly robust as we look ahead. So we’re still able to underwrite a fair amount of growth into these acquisitions.

Participant 6: Any view on timing on — I’m guessing that — I guess I would conclude that you had no contracts signed at the time of the secondary, or you would have had to disclose that. But my assumption is that you would have had letters of intent. Any progress on converting those letters of intent to closings to contracts, and what’s sort of the earliest you think you might be able to close on deals that are in your pipeline?

Monty Bennett: You’re correct. I think the test is whether we think a transaction is probable in order to disclose it in that offering.
And we did not have a transaction that was probable at that point of time. And also, as you know, we haven’t announced anything since that offering, which is a threshold as well.

We see a lot of transactions out there, and we’re chasing a few. In fact, we’re chasing several hundred million dollars worth right now. We are making progress on them. We’re excited about some opportunities out there. But as we’ve told you in the past is that we could go through our due diligence checklist of 100 items, and if just one item is off, then the deal falls through. And you just don’t know until you complete your whole checklist. So unfortunately, if we’ve got our list of 100 items and we’re checked down to number 75 at this point, we don’t know if we’re going to make it to 100 or not. We just don’t know.

So, clearly, we would not have raised the capital if we didn’t think that we could deploy it in accretive investments, say, by year-end-ish. And that’s what we think is probable, and that’s what we’re gunning for. I wish I could give you some more specific information on it; it’s just so hard to predict.

Participant 6: Year-end-ish is actually a lot better information, so that helps. I appreciate that. One final question, just on the two potential Radisson-to-Sheraton conversions. Can you talk a little bit more about how much capital that could involve, what kind of revenue — incremental revenue growth opportunities you see there, and what kind of RevPAR increases you might see, given the market dynamics around those hotels?

David Kimichik: The Milford Radisson should convert to a Sheraton, I’m guessing, midpoint of the first quarter next year. That hotel went through a (indiscernible) after we bought it with Radisson, and the incremental CapEx to bring it to a Sheraton was about $1 million. We see an opportunity for probably an incremental 15 to 20% RevPAR with the up-branding on that hotel, and very good return on the incremental capital there.

Similarly, the downtown Indy hotel is now going through the PIP that was part of our acquisition with the Radisson brand. And all of that work was done with the eye towards potentially up-branding it, and the incremental CapEx there to up-brand it is about $2 million. That should be completed about the end of the second quarter next year for a conversion, and we would see a like amount of RevPAR growth there, probably 15 to 20%. And really it’s just gaining some index from our comp site competitors there and making these hotels more competitive. So we don’t need to see a lot of RevPAR growth for the market area; we’re going to see a lot of business just by having a more competitive brand.

Participant 6: And do you see conversion opportunities for your other Radissons or for other assets? I’m particularly thinking of
Covington and Long Island.

Monty Bennett: We see opportunities and we’re pursuing them. In fact, every quarter or so we look at our opportunities. And for a variety of reasons, we move forward or we don’t, as you can imagine. But we are scouring our portfolio. No plans at this time, though, to make any other brand changes.

Participant 6: So the performance on those other two is — I guess my conclusion would be it’s either satisfactory or there’s not a lot you can do there.

Monty Bennett: What, on the other ones?

Participant 6: Yes. Particularly Covington and Long Island, the ones you’ve owned from the beginning.

Monty Bennett: I’m sorry; what did you say? What were my options?

Participant 6: They were that you’re satisfied with the performance, or there’s not a lot you can do in terms of available brands or where you think a brand would do, given the structure of the hotel.

Monty Bennett: I guess suffice to say since we’re not capital constrained that if we could invest capital and get superior returns on it, we would do it. So maybe we can’t because certain brands aren’t available. Maybe we look at the amount of CapEx we have to put in for different brands, and it just doesn’t pencil. Maybe we’re in negotiations with other brands right now and just haven’t consummated. But I wouldn’t say we’re ever satisfied with the returns an asset is generating.

Participant 3: Just one more quick question. I know you discussed supply and said it didn’t seem to be a concern as of yet. Equity Inns had come out with a pretty good little study on sort of the competitive threats in their different segments. And I was wondering, with such a large percentage of your rooms in the limited service segment, if you had anything like that coming out, or you have done anything like that or were planning on it.

Monty Bennett: We have started that process. We’re starting to gather data; we’re just not in a position to report anything more specific, although we’ve talked internally about perhaps on our next call giving a little more detail on that.

Participant 1: Just two questions, one to kind of tag along to David’s comment about the conversions. Could you discuss maybe the contract terms of the Sheraton conversions or the Radisson conversions? Are they more favorable to — are they market terms, the management agreements?

David Kimichik: There typical what you would see in a conversion. They have a ramp-up on the royalty over the first three years, and then they go to market after that. The length of the contract is the typical 20 years with the normal outs.

Monty Bennett: Before we close, I would like to mention that we plan to conduct an analyst and institutional investor tour of our
JW Marriott hotel in San Francisco at the NAREIT Annual Convention, currently scheduled for November 8-10. We plan to hold the tour either the day before or the afternoon of the first day of the conference. We will showcase the renovation work being done on the asset, provide a market overview, and a before and after guest room tour. Please but the date on your calendar and look for details on this tour to come to you soon. Thanks for your participation on our call today. We look forward to speaking with you again on the third-quarter call.
END